Exhibit 99.2

FROM:	NEWTEK BUSINESS SERVICES, INC. (NASDAQ: NEWT)
1440 Broadway, 17th Floor
New York, NY 10018
http://www.newtekbusinessservices.com

Rubenstein Public Relations
Telephone: (212) 843-9335
Contact: Liz Petrova / lpetrova@rubensteinpr.com

FOR IMMEDIATE RELEASE

NEWTEK BUSINESS SERVICES ANNOUNCES

2012 GUIDANCE

OF $4.5 MILLION PRETAX INCOME MIDPOINT

The Company expects 2012 pretax income of $4.5 million;

An increase of approximately 65% over

2011 pretax income guidance of $2.7 million.

NEW YORK – August 10, 2011 – Newtek Business Services, Inc., NASDAQ: NEWT, The Small Business Authority, announced today its 2012 consolidated guidance for midpoint revenues of $123.4 million and consolidated midpoint pretax income of $4.5 million, an increase of 65% over 2011 consolidated midpoint pretax income guidance of $2.7 million.

President and CEO Barry Sloane said, “We are pleased to forecast our 2012 annual guidance based on a strong 2011 first half. We see pretax income growing at the midpoint of our guidance at $4.5 million for 2012, a 65% increase over 2011. We like our business model and the receptivity to our Small Business Authority product line. Despite a 2011 recessionary feel and bad economic news ahead for 2012, we feel our associates and staff will deliver increasingly stronger results.

We worry about:

•	Technology spending declines

•	SBA budget issues

•	Rising interest rates

•	Consumer spending decline

•	Declining GDP growth

•	Anemic job growth

•	Dodd-Frank & Durbin legislation effects

Through it all, we anticipate growing our bottom line and delivering for shareholders, as well as maintaining a strong counterparty relationship with our small and medium-sized business customers. We wanted to show the guidance early at the risk of being wrong to confirm to our customers that they as Newtek can grow and prosper even in a market with strong headwinds.

The ingredients of this formula are:

•	Attention to client needs

•	Keeping fixed expenses low

•	Watch your unnecessary expenses

•	Keep debt to a minimum

•	Make sure we have the hot products our customers want

•	Offer superior customer service since our customers have choices.”

The details by segment and guidance ranges will be presented during the Company’s Second Quarter 2011 conference call hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Jennifer Eddelson, Chief Accounting Officer, today, Wednesday, August 10, 2011 at 4:15 p.m. EDT. The live conference call can be accessed by dialing (877) 303-6993 (domestic) or (760) 666-3611 (international).

Newtek Business Services, The Small Business Authority, provides the following products and services:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•

Managed Technology Solutions (Cloud Computing): Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek® brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides its services to over 100,000 business accounts annually and has positioned the Newtek brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Cautionary Statement

2012 Guidance information contained in this press release is based on management’s current expectations. These statements are forward looking and actual results may differ materially. See “Note Regarding Forward-Looking Statements” below.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest expense, taxes, depreciation and amortization. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by EBITDA.

Note Regarding Forward-Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

# # #

2012 Segment Guidance

(in millions of dollars)	Electronic Payment Processing		Managed Technology Solutions		Small Business Finance		All Other		Corporate Activities
	Low	High	Low	High	Low	High	Low	High	Low	High
2012 Full Year
Revenue	78.7	79.2	19.9	20.4	21.9	23.4	1.5	2.0	0.5	0.5
Pretax Income (Loss)	6.5	7.0	4.9	5.4	4.2	5.8	(1.5)	(1.2)	(9.2)	(8.9)
Interest Expense	—	—	0.1	0.1	2.1	2.1	—	—	—	—
Depreciation and Amortization	0.7	0.7	1.5	1.5	1.6	1.6	—	—	0.2	0.2
EBITDA	7.2	7.7	6.4	6.9	7.9	9.5	(1.5)	(1.1)	(9.0)	(8.7)

	Total Business Segments		CAPCO Segment		Intercompany Eliminations	Total
	Low	High	Low	High		Low	High
2012 Full Year
Revenue	122.4	125.5	0.7	0.7	(1.2)	121.9	125.0
Pretax Income (Loss)	4.8	8.0	(2.0)	(1.9)	—	2.8	6.1

*Note: totals may not add due to rounding